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                                 Exhibit (a)(5)

                         CENTENNIAL COMMUNICATIONS CORP.
                        NOTICE TO WITHDRAW FROM THE OFFER

                  (This form should only be used if you wish to
                    withdraw your tendered options from the
                               Offer to Exchange.)

         I previously received a copy of a Centennial Communications Corp. ("Centennial") Offer to Exchange Outstanding Options Having an Exercise Price of $12.15 Per Share or More For New Options dated November 18, 2002 (the "Offer"), Michael J. Small's letter dated November 18, 2002 and the related Election Form. I signed, dated and returned the Election Form in which I elected to accept Centennial's Offer. I now wish to change my previous election, reject Centennial's Offer and not surrender any of my options for exchange. I have read all of the terms and conditions of the Offer, including the consequences of withdrawing.

         I understand that in order to withdraw my acceptance of the Offer, I must sign, date and deliver this Notice to Withdraw from the Offer via fax or hand delivery (e-mail is not sufficient) for receipt by 5:00 p.m., New York City Time, on December 19, 2002 (the "Expiration Date"), or if Centennial extends the Offer, the extended expiration date of the Offer, to:

                         Centennial Communications Corp.
                                 3349 Route 138
                             Wall, New Jersey 07719
                           (facsimile: (732) 556-2246)
                        Attention: Stock Option Exchange

         I understand that by withdrawing my acceptance of the Offer, I will not receive any new options pursuant to the Offer and I will keep the options that I have. These existing options will continue to be governed by the stock option plan under which they were granted and by the existing option agreements between Centennial and me.

         I understand that I may change this election, and once again accept the Offer, by submitting a new Election Form in accordance with the instructions in the Election Form for receipt by 5:00 p.m., New York City Time, on December 19, 2002.

         I hereby withdraw my previous election and DO NOT accept the Offer to exchange any of my options.


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Signature

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Name (Please Print)               Date


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